Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of this 26th day of June, 2006 (the “Contract Date”) by and between FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC., a Maryland corporation (“Seller”), and SIMPSON MANUFACTURING CO., INC., a Delaware corporation (“Purchaser”).

1.             SALE.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following:

(a)           that certain tract or parcel of land comprised of approximately 19.46 acres, together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said tract or parcel and any water or mineral rights owned by, or leased to, Seller, which is described on Exhibit A attached hereto and made a part hereof (the “Land”);

(b)           all of the buildings, structures, fixtures and other improvements located on the Land, including, but not limited to the building commonly known as 375 Belvedere Drive, Gallatin, Tennessee comprised of approximately 194,113 square feet (the “Building”), and all other on-site structures, systems, and utilities associated with the building (all such improvements being referred to herein as the “Improvements”), but excluding improvements, if any, owned by any tenant(s) located therein;

(c)           Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Land and the Improvements that are in effect on the Contract Date or into which Seller enters prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement (collectively, the “Leases”);

(d)           to the extent transferable, all of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land and the Improvements, including, but not limited to, (i) all guaranties and warranties issued with respect to the Improvements; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements (collectively, the “Intangibles”).

The Land, the Improvements, the Leases and the Intangibles are hereinafter referred to collectively as the “Property.”

2.             PURCHASE PRICE.

The total purchase price to be paid to Seller by Purchaser for the Property shall be FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,500,000.00) (the “Purchase Price”), plus or minus prorations as hereinafter provided.

3.             CLOSING.

The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail or at the offices of the Title Company (defined below). The Closing shall occur on or before the date that is five (5) business days after the Approval Date (the, “Closing Date”).

4.             DEPOSIT.

Simultaneously with the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit, as its initial earnest money deposit, the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Initial Earnest Money”) in an escrow with the Title Company (the “Escrow”) pursuant to escrow instructions in the form attached hereto as Exhibit B. Purchaser shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Additional Earnest Money”) as its additional earnest money in escrow with Title Company immediately upon the expiration of the Approval Date (as defined in Section 6.1). The Initial Earnest Money, the Additional Earnest Money and all interest earned thereon are herein collectively referred to as the “Deposit.”  Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price at Closing.

5.             SELLER’S DELIVERIES.

Prior to the execution of this Agreement, Seller has, to Seller’s knowledge, delivered or made available to Purchasers, or within five days after execution of this Agreement Seller shall, to Seller’s knowledge, deliver or make available to Purchaser in the Nashville office of First Industrial Realty Trust, Inc., a Maryland corporation and an affiliate of Seller (“FR”), all of the documents and agreements described on Exhibit C attached hereto and made a part hereof that are in Seller’s possession (the “Documents”). From the date hereof until the Closing Date, Seller shall continue to make available to Purchaser or its agents for inspection in the Nashville office of FR, all, to Seller’s knowledge, of the Documents in Seller’s possession. The Documents that are furnished or made available to Purchaser pursuant to this Section 5 are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in this Section 5 or Section 8.1 below, in either case as limited by Sections 8.2 and 8.3 below.

6.             INSPECTION PERIOD.

6.1           Basic Project Inspection. At all times prior to Closing, including times following the “Inspection Period” (which Inspection Period is defined to be the period commencing on the Contract Date and continuing through and including July 26, 2006), Purchaser and Purchaser’s employees, third party consultants, lenders, engineers, accountants and attorneys (collectively, the “Purchaser’s Representatives”) shall be entitled to conduct a “Basic Project Inspection” of the Property, which will include the rights to: (i) enter upon the Land and Improvements, at reasonable times, to perform inspections and tests of the Land and the Improvements, (ii) make investigations with regard to the environmental condition of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations, (iii) review the Leases affecting the Property, and (iv) interview any tenant at the Improvements with respect to its current and prospective occupancy of the Improvements as long as a representative of Seller is in attendance throughout such interview, which representatives shall be made reasonably available for such purposes. Purchaser shall provide not less than two (2) business days’ prior notice to Seller before conducting any investigations, study, interview or test to or at the Land and the Improvements. If Purchaser determines that the results of any inspection, test, examination or review do not meet Purchaser’s criteria (which criteria may include the requirements of Purchaser’s lenders and investors), in its sole discretion, for the purchase, financing or operation of the Property in the manner contemplated by Purchaser, then Purchaser may terminate this Agreement. This Agreement shall automatically terminate unless Purchaser provides Seller with written notice waiving Purchaser’s right to terminate this Agreement pursuant to this Section 6.1 prior to the of the Inspection Period (the “Approval Date”). If this Agreement terminates pursuant to the foregoing provisions of this paragraph, then neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement and the Deposit shall be returned to Purchaser.

6.2           Purchaser’s Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Land or the Improvements to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of the tenant(s) at the Improvements. Purchaser shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an “Intrusive Investigation”) as part of its Basic Project Inspection or otherwise without the prior written consent of Seller, which consent shall not be unreasonably withheld. Purchaser and Purchaser’s Representatives shall, in performing its Basic Project Inspection, comply with any and all applicable laws, ordinances, rules, and regulations. Except to the extent required by any applicable statute, law, regulation or governmental authority in its capacity as a contract purchaser (i.e. not an owner), neither Purchaser nor Purchaser’s Representatives shall report the results of the Basic Project Inspection or any Intrusive Investigation to any governmental or quasi-governmental authority under any circumstances without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion. If this transaction fails to close for any reason other than due to Seller’s default, Purchaser shall provide Seller with copies of any and all final, third party reports prepared on behalf of Purchaser as part of the Basic Project Inspection without any representation or warranty regarding the accuracy thereof. Purchaser and Purchaser’s Representatives shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $2,000,000 covering any accident arising in connection with the presence of Purchaser and Purchaser’s Representatives at the Land and the Improvements while performing any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), naming Seller as an additional insured thereunder, verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; and (b) promptly pay when due any third party costs associated with its Basic Project Inspection. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Land or the Improvements resulting from the Basic Project Inspection or any Intrusive Investigation, and, to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of the Basic Project Inspection, any Intrusive investigation or otherwise, Purchaser shall, at Purchaser’s sole cost, restore the Land and the Improvements to the condition in which the same were found before such alteration, modification, disturbance or change. Purchaser hereby indemnifies, protects, defends and holds Seller, Seller’s affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) that Seller or any Seller Indemnified Party suffers or incurs as a result of, or in connection with Purchaser’s Basic Project Inspection, any Intrusive Investigation or Purchaser’s or Purchaser’s Representatives entry upon the Land or the Improvements hereunder. Purchaser’s undertakings pursuant to this Section 6.2 shall indefinitely survive a termination of this Agreement or the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

6.3           Confidentiality. Purchaser agrees to use reasonable efforts to maintain in confidence the information and terms contained in the Evaluation Materials (defined below) and this Agreement (collectively, the “Transaction Information”). Purchaser shall not disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Purchaser may disclose the Transaction Information:  (a) to Purchaser’s Representatives to the extent that Purchaser’s Representatives reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Purchaser; (b) on not less than two (2) business days prior written notice, to the extent required by any applicable statute, law, regulation or governmental authority; (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement; and (d) to the extent that any Transaction Information is generally available to the public through other sources. Purchaser shall advise Purchaser’s Representatives of the provisions of this Section 6.3 and cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Section 6.3. For purposes of this Agreement, the term “Evaluation Materials” shall mean the Documents and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s Representatives together with (i) all analyses, compilations, studies or other documents prepared by (or on behalf of) Purchaser, which contain or otherwise reflect such information or materials and (ii) the results of any studies, analysis or investigation of the Property undertaken by or on behalf of Purchaser. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property. Notwithstanding anything contained herein to the contrary, it is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 6.3 by Purchaser or Purchaser’s Representatives and that Seller shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Section 6.3 by Purchaser or Purchaser’s Representatives. Purchaser further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 6.3 but shall be in addition to all other remedies available at law or in equity to Seller. In the event this Agreement is terminated for any reason whatsoever, Purchaser shall promptly (and in any event within three (3) business days after the effective date of termination) return to Seller the Documents and any and all copies of the Documents and destroy any and all other Evaluation Materials. The undertakings of Purchaser pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4           Seller’s Convenants. During the Inspection Period and until the Closing Date, Seller shall, at no additional third party cost or expense to Seller, reasonably cooperate with Purchaser in Purchaser’s efforts to obtain any permits, approvals, reviews, title insurance, or inspections by governmental agencies that Purchaser are required to obtain during the Inspection Period and shall, as owner of the Property, execute reasonable documents that are reasonably necessary to obtain such matters.

7.             TITLE AND SURVEY MATTERS.

7.1           Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a special warranty deed (the “Deed”), in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”):  (1) taxes not yet due and payable; (2) those matters that may be approved (or deemed approved) by Purchaser pursuant to Section 7.4 or Section 10.1; (3) the rights of tenants, as tenants only, pursuant to the Leases; (4) liens and encumbrances arising out of any act of Purchaser or Purchaser’s Representatives; and (5) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances (those liens, claims, encumbrances and matters referred to in items (1) and (4) above, the “Existing Permitted Exceptions”).

7.2           Title Commitment. Within ten (10) days after the Contract Date, Seller shall, at Seller’s sole cost, deliver to Purchaser a commitment (the “Title Commitment”) issued by First American Title Insurance Company, 30 N. LaSalle, Suite 310, Chicago, Illinois, 60603 Attn: Dick Seidel (the “Title Company”), for an owner’s title insurance policy with respect to the Land, in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitment. The date on which Purchaser has received the Title Commitment is referred to as the “Commitment Delivery Date.”  During the Inspection Period, Purchaser shall negotiate an ALTA extended coverage proforma title insurance policy (including such endorsements as may be required by Purchaser) with Title Company (the “Title Policy”). It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policy (or have given Purchaser at Closing an irrevocable and unconditional commitment in form reasonably satisfactory to Purchaser to issue such Title Policy after Closing) insuring, in the full amount of the Purchase Price, Purchaser as the fee simple owner of the Land and the Improvements, subject only to the Permitted Exceptions. If the foregoing condition precedent fails for any reason other than the actions or omissions of Purchaser, Purchaser may elect to either (i) proceed to Closing and waive the failure of such condition or (ii) terminate this Agreement by delivery of written notice to Seller on or prior to Closing, in which event (i) the Deposit shall be returned to Purchaser, and (ii) neither party shall have any further liabilities or obligations hereunder except for those liabilities and obligations that expressly survive a termination of this Agreement.

7.3           Survey. Seller has delivered or made available to Purchaser a copy of an existing survey of the Land and the Improvements (the “Survey”) together with the Documents. Purchaser may obtain, at Purchaser’s cost, obtain an update of the Survey (an “Updated Survey”) certified to Purchaser and its lenders.

7.4           Defects and Cure.

7.4.1        Purchaser’s Defect Notices. Purchaser shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. If the Updated Survey or the Title Commitment discloses exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the “Disclosed Exceptions”), then Purchaser shall have until 5:00 p.m. (Chicago time) on the date that is five (5) business days after the Commitment Delivery Date, within which to notify Seller of any such Disclosed Exceptions to which Purchaser reasonably objects (any such notice, a “Defect Notice”). Any exceptions to title (other than the Existing Permitted Exceptions and the Disclosed Exceptions) that arise between the effective date of the Title Commitment or the Updated Survey, as the case may be, and the Closing are referred to herein as “New Defects.”  Purchaser shall have three (3) business days after its receipt of written notice or updated title evidence reflecting any New Defects within which to notify Seller in writing of any such New Defects to which Purchaser objects. Those Disclosed Exceptions or New Defects, as the case may be, to which Purchaser does not object in a Defect Notice given within the applicable periods set forth above shall be deemed Permitted Exceptions.

7.4.2        Seller’s Response Notices. Seller shall be obligated to cure and remove (or procure title insurance over on terms reasonably acceptable to Purchaser) all of the following classes of New Defects and Disclosed Exceptions (“Mandatory Cure Items”), if any:  (i) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller; (ii) tax liens for delinquent ad valorem real estate taxes; (iii) mechanics liens pursuant to a written agreement either between (x) the claimant (the “Contract Claimant”) and Seller or its employees, officers or managing agents (the “Seller Parties”) or (y) the Contract Claimant and any other contractor, materialman or supplier with which Seller or the Seller Parties have a written agreement; and (iv) broker’s liens pursuant to a written agreement between the broker and Seller or any Seller Parties. Seller may elect, in its sole discretion, to cure and remove any Disclosed Exception or New Defect (which are not Mandatory Cure Items) identified by Purchaser in a Defect Notice by delivering written notice to Purchaser (a “Seller’s Response Notice”) indicating that Seller has elected to cure and remove any such matters (any such matters that Seller elects to cure and remove, “Seller Cure Items”) not later than three (3) business days after Seller’s receipt of the applicable Defect Notice (and, to the extent Closing is scheduled to occur prior to such date, Closing shall be extended until one (1) business day after the expiration of such period). Seller shall have until Closing to cure and remove (or procure title insurance reasonably acceptable to Purchaser over) any Seller Cure Items. If Seller fails to provide a Seller’s Response Notice, Seller shall be deemed to have delivered a Seller’s Response Notice electing not to cure and remove any New Defects or Disclosed Exceptions (which are not Mandatory Cure Items) identified by Purchaser in the applicable Defect Notice. If Seller elects (or is deemed to elect) not to cure and remove any Disclosed Exceptions or New Defects, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Seller not later than three (3) business days after Purchaser’s receipt (or deemed receipt) of a Seller’s Response Notice (and, to the extent Closing is scheduled to occur prior to such date, Closing shall be extended until one (1) business day after the expiration of such period), to either (a) proceed to Closing and accept title to the Land and the Improvements, subject to those Disclosed Exceptions or New Defects, as the case may be, that Seller has refused (or is deemed to have refused) to cure or remove, without deduction or offset against the Purchase Price and with such Disclosed Exceptions or New Defects in that case being deemed to be Permitted Exceptions or (b) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. If Purchaser fails to timely notify Seller of its election pursuant to the preceding sentence, Purchaser shall be deemed to have elected alternative (b).

7.5           Title Cure Provisions. If, on or prior to Closing, Seller fails to cure and remove (or procure title insurance over on terms reasonably acceptable to Purchaser) each Disclosed Exception or New Defect (other than Mandatory Cure Items), as the case may be, that Seller agreed to cure (pursuant to a Seller’s Response Notice) as Seller Cure Items, Purchaser may, at its option and as its sole remedy hereunder, at law or in equity, either (i) terminate this Agreement by written notice to Seller delivered on or prior to Closing, in which event (a) the Deposit shall be returned to Purchaser, and (b) this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those Disclosed Exceptions or New Defects that Seller has failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price or (iii) declare Seller in Default (as hereinafter defined) hereunder and exercise its rights pursuant to Section 17.1 hereof. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). If Seller fails to cure and remove (whether by endorsement or otherwise) any Mandatory Cure Items on or prior to Closing, Purchaser may, at its option and by delivery of written notice to Seller on or prior to Closing, either (A) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, (B) proceed to close with title to the Land and Improvements as it then is with the right to deduct from the Purchase Price the liquidated amount reasonably necessary to cure and remove (by endorsement or otherwise), as reasonably determined by Purchaser those Mandatory Cure Items that Seller fails to cure and remove, or (C) declare Seller in Default hereunder and exercise its rights pursuant to Section 17.1 hereof.

8.             SELLER’S COVENANTS, REPRESENTATIONS AND WARRANTIES.

8.1           Seller’s Representations. Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, in all material respects, except as may otherwise be expressly provided in the Documents.

8.1.1        Litigation. There is no pending or, to Seller’s knowledge, threatened litigation or governmental proceedings against Seller in connection with the Property that would materially and adversely affect the Property.

8.1.2        United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

8.1.3        Condemnation. There is no pending or to Seller’s knowledge, contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.

8.1.4        Environmental Matters. Seller has received no written notification from any governmental authority that (x) all or some portion of the Land and the Improvements violates any Environmental Laws (as hereinafter defined); or (y) any Hazardous Substances have been stored or generated at, released or discharged from or are present upon the Land and the Improvements, except in the ordinary course of business and in accordance with all Environmental Laws. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Land or the Improvements. As used herein, the term “Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any governmental authority and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), SARA, comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

8.1.5        Due Authorization; Conflict. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and is qualified to do business in and is in good standing under the laws of the State of Tennessee. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

8.1.6        Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

8.1.7        Leases; Tenant Improvements. Copies of all Leases in effect as of the Contract Date (the “Existing Leases”), and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Purchaser and the copies so provided are true and complete. The Existing Leases have not been amended, modified or terminated (except for any amendments delivered to Purchaser pursuant to the preceding sentence). To Seller’s knowledge, the Existing Leases are presently in full force and effect.

8.1.8        Contracts; Other Agreements. Seller is not party to any service contracts, management contracts or other comparable agreements that will be binding upon the Land and the Improvements after Closing.

8.1.9        Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

8.1.10      No Brokers. Seller has delivered or made available as Documents true and complete copies of any and all listing agreements, brokerage agreements, Leases or other comparable agreements (collectively, “Brokerage Agreements”) into which Seller has entered in connection with the Property, and pursuant to which a leasing commission or finder’s fee may be payable subsequent to Closing.

8.1.11      Employees. Seller has no employees at the Property.

8.1.12      Notices of Violations. Seller has not received from any government or quasi-governmental authority requiring or requesting Seller to correct any condition with respect to the Property which has not been corrected or the performance of any work or alterations with respect to the Property which has not been performed.

8.1.13      Documents. Seller has delivered to Purchaser all of the Documents in its possession or reasonable control and the Documents are true, correct and complete copies of the Documents.

8.1.14      Personal Property. Seller owns no personal property at the Property.

8.1.15      Patriot Act Compliance. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

8.1.16      1031 Exchange. Seller recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Purchaser under §1031 of the Internal Revenue Code (“Purchaser’s Exchange”). As such, Seller agrees to reasonably cooperate with Purchaser in effectuating Purchaser’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is necessary in the opinion of Purchaser, to accomplish Purchaser’s Exchange; provided, however, that Seller shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, Purchaser’s Exchange or to agree to any extension of the Closing Date beyond the date specified in Section 3. The covenant contained in this Section 8.1.12 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

8.2           Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Steve Preston and Steve Janowiak without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity. Seller represents and warrants to Purchaser that Steve Preston and Steve Janowiak or those persons who are affiliated with Seller who are in a position to have actual knowledge concerning the substantive matters set forth in this Section 8.

8.3           Limitations. The representations and warranties of Seller to Purchaser contained in Section 8.1 hereof, as modified by the Closing Date Certificate (as hereinafter defined in Section 12.13) (the “Seller Representations”), shall survive the Closing Date and the delivery of the Deed for a period of twelve (12) months. No claim for a breach of any Seller Representation, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually disclosed to, or actually known by, Purchaser prior to Closing, (b) the valid claims for all such breaches collectively aggregate more than Twenty-Five Thousand and No/100 Dollars ($25,000), in which event the full amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said twelve (12) month survival period, and an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within eighteen (18) months after Closing. Notwithstanding anything contained herein to the contrary, the maximum amount that Purchaser shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any Seller Representations or any covenants of Seller (expressly excluding fraud of Seller) shall in no event exceed $200,000 in the aggregate plus costs of collection, attorney fees, court costs and consultants. Notwithstanding anything to the contrary contained herein, if Purchaser is notified in any Document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge, that any Seller Representation made by Seller is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any Document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge that Seller has failed to perform any covenant and agreement herein contained, and Purchaser shall nevertheless acquire the Property notwithstanding such fact, Purchaser shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Purchaser shall not be entitled to rely on such Seller Representation) or such covenant(s) and agreement(s) having failed to be performed by Seller.

8.4           Representation Condition. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that all of the Seller Representations are true and correct in all material respects as of the Closing Date (the “Representation Condition”). Notwithstanding anything contained herein to the contrary, if any Seller Representation is untrue or inaccurate in any material respect and Purchaser becomes aware of such untruth or inaccuracy prior to Closing, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or the Approval Date to the extent Purchaser becomes aware of such untruth or inaccuracy on or prior to the Approval Date), whereupon the Deposit shall be promptly returned to Purchaser and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller Representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof.

9.             PURCHASER’S COVENANTS AND REPRESENTATIONS.

Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:

9.1           1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (“Seller’s Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating Seller’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is necessary in the opinion of Seller, to accomplish Seller’s Exchange; provided, however, that Purchaser shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, Seller’s Exchange or to agree to any extension of the Closing Date beyond the date specified in Section 3. The covenant contained in this Section 9.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

9.2           Due Authorization. As of the Contract Date, Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

9.3           Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9.4           No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

9.5           Bankruptcy Matters. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

9.6           Patriot Act Compliance. Purchaser is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

9.7           Limitations. The representations and warranties of Purchaser to Seller contained herein shall survive the Closing Date and the delivery of the Deed for a period of one year.

10.           ACTIONS AFTER THE CONTRACT DATE. The parties covenant to do the following through the Closing Date:

10.1         Title. From and after the Contract Date, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved or deemed approved by Purchaser pursuant to Section 7.4, except as required by law or by Section 7.4, or with Purchaser’s advance written consent, which consent may be withheld in Purchaser’s reasonable discretion. From and after the Contract Date, and except with respect to normal leasing activities at the Land and the Improvements (in accordance with Section 10.3 below), Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s reasonable discretion.

10.2         Maintenance and Operation of Property. From and after the Contract Date, Seller shall maintain the Land and the Improvements in substantially its current condition (normal wear and tear and damage by casualty excepted); shall maintain existing insurance coverage in full force and effect; and shall operate and maintain the Land and the Improvements in the ordinary course of Seller’s business; provided, however, that in no event shall Seller be obligated to make any capital repairs, replacements or improvements to the Improvements. From and after the Contract Date, and except with respect to normal leasing activities at the Land and the Improvements (in accordance with Section 10.3 below), Seller shall not enter into any new contract or agreement with respect to the ownership and operation of the Land and the Improvements that would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval (which approval may be withheld in Purchaser’s reasonable discretion).

10.3         Leasing Activities. From and after the Contract Date, Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any Existing Lease (all of the foregoing, a “New Lease”) unless  Seller obtains Purchaser’s advance written consent to such New Lease, which consent may be withheld in Purchaser’s sole discretion, but which consent shall be deemed automatically denied if Purchaser fails to respond within five (5) business days after Seller makes a written request for same provided that if Seller provides a second notice and Purchaser does not respond within an additional five (5) business days after such additional notice, such consent shall be deemed automatically given. New Leases shall not include, and Seller shall be free to execute and enter into at any time, any non-discretionary amendments, modifications, renewals or expansions of any Existing Lease pursuant to the requirements of such Existing Lease. Seller shall provide Purchaser with a contemporaneous copy of all such non-discretionary amendments.

10.4         Leasing Expenses. “Lease Expenses” shall mean, collectively, any and all commissions and fees or costs and expenses arising out of or in connection with the leasing of the Property, including, but not limited to, (i) any extension, renewal or expansion of any

Existing Lease exercised between the Contract Date and the Closing Date and (ii) any New Lease. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction, (b) expenses incurred for repairs, tenant improvements and tenant incentives (including, but not limited to, free rent or any reduction of current rent), (c) allowances for tenant improvements and moving, and (d) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction. Lease Expenses for any Existing Leases relating to the base lease term or any renewal term that is elected or with respect to which an option is exercised, as the case may be, prior to the Contract Date shall be paid in full at or prior to Closing by Seller, without contribution or proration from Purchaser (“Seller’s Lease Expenses”). Notwithstanding the foregoing, to the extent that any such Seller’s Lease Expenses have not been paid in full by Seller prior to Closing, Purchaser may elect to assume responsibility for such unpaid Seller’s Lease Expenses, and, upon such election, shall receive a credit against the Purchase Price in the amount of such assumed unpaid Seller’s Lease Expenses. Lease Expenses for (x) any renewals (other than renewals with respect to which an option is exercised prior to the Contract Date) or expansions of any Existing Lease (other than expansions elected or with respect to which an option is exercised prior to the Contract Date), and (y) any New Leases shall be the sole responsibility of Purchaser, without contribution or proration from Seller (“Purchaser’s Lease Expenses”). In the event Seller has paid any Purchaser’s Lease Expenses on or prior to Closing (including, but not limited to, by way of tenant incentives in the form of any reduction in rent that would otherwise have been payable with respect to the period from the Contract Date through Closing), Purchaser shall credit or reimburse Seller for such amounts at Closing. Seller hereby indemnifies, protects, defends and holds Purchaser, and its successors and assigns (the “Purchaser’s Indemnified Parties”), harmless from and against any and all Losses that any or all of Purchaser and any Purchaser’s Indemnified Parties actually suffer and incur as a result of the failure by Seller to timely pay or discharge any of the Seller’s Lease Expenses. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses that any or all of Seller and the Seller Indemnified Parties actually suffer or incur as a result of the failure by Purchaser to timely pay or discharge any of the Purchaser’s Lease Expenses or any New Lease Expenses (including, but not limited to, any amounts required to be credited or reimbursed to Seller pursuant to the terms of this Section 10.4). The terms of this Section 10.4 shall survive the Closing and the delivery of any conveyance documentation.

10.5         Lease Enforcement. Prior to the Approval Date, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Existing Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposit then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Purchaser under this Agreement in any manner. From and after the Approval Date, Seller shall obtain Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, to such enforcement or application of security deposits.

10.6         Estoppel Certificates. Seller shall use reasonable and diligent efforts to obtain and deliver to Purchaser estoppel certificates from each of the tenants of the Land and the Improvements, which estoppel certificates shall be without material and adverse modification to the form of estoppel certificate attached as Exhibit D hereto or such form as may be required by the applicable tenant’s Lease (each estoppel certificate satisfying such criteria, a “Conforming Estoppel”) on or prior to the Closing Date. It shall be a condition precedent to Purchaser’s obligation to proceed to close hereunder that, on or prior to the Closing Date, Seller delivers to Purchaser a Conforming Estoppel from all of the tenants of the Land and the Improvements (the “Required Estoppel Amount”). If Purchaser receives any estoppel certificate more than three (3) business days prior to Approval Date and fails to notify Seller, in writing, that such estoppel certificate does not constitute a Conforming Estoppel, Purchaser shall be deemed to have accepted such estoppel certificate as a Conforming Estoppel for all relevant purposes under this Agreement, irrespective of any modifications made therein by the applicable tenant. If Purchaser does not receive a sufficient number of Conforming Estoppels to satisfy the Required Estoppel Amount, Purchaser may elect, as its sole and exclusive remedy hereunder, by delivery of written notice to Seller on or prior to Closing, either to (i) proceed to Closing and waive the condition precedent related to the Required Estoppel Amount and the delivery of Conforming Estoppels; or (ii) terminate this Agreement, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, except as otherwise expressly provided herein.

11.           PROPERTY SOLD “AS IS”.

11.1         Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning:  (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY “AS IS” “WHERE IS” BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.

11.2         PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER

WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER MATTERS REGARDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY. NOTWITHSTANDING THE FOREGOING, THIS RELEASE SHALL NOT EXTEND TO ANY BREACH OF A REPRESENTATION OR WARRANTY OF SELLER, SELLER’S FRAUD OR A VIOLATION OF LAWS BY SELLER.

11.3         PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 11 WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION 11 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH

THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.

12.           SELLER’S CLOSING DELIVERIES.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:

12.1         Deeds. A Deed executed by Seller, conveying the Land and Improvements to Purchaser, subject to the Permitted Exceptions in the form attached as Exhibit H.

12.2         Assignment of Leases. Two (2) duly executed counterparts of an Assignment and Assumption of Leases (the “Assignment of Leases”) in the form attached hereto as Exhibit E.

12.3         Assignment of Contracts. Two (2) duly executed counterparts of an Assignment and Assumption of Contracts (an “Assignment of Contracts”) in the form attached hereto as Exhibit F.

12.4         Bill of Sale. Two (2) duly executed originals of a Bill of Sale (the “Bill of Sale”) in the form attached hereto as Exhibit G.

12.5         Keys. Keys to all locks located in the Improvements.

12.6         Affidavit of Title. An affidavit of title (or comparable “no lien” statement), in form and substance reasonably acceptable to the Title Company as may be required to enable Title Company to issue ALTA extended coverage for the Title Policy.

12.7         Closing Statement. Two (2) duly executed counterparts of a closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.

12.8         Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

12.9         Letter of Credit. If applicable, with respect to any security deposits that are letters of credit, Seller shall (a) deliver to Purchaser at the Closing such letters of credit, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (c) cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser, so long as Seller does not incur any additional liability or expense in connection therewith.

12.10       Notices to Tenants. Notices to each of the tenants under the Leases, notifying them of the sale of the Land and Improvements and directing them to pay all future rent as Purchaser may direct, which forms shall be prepared by Purchaser and reasonably acceptable to Seller.

12.11       Estoppel Certificates. The Conforming Estoppels pursuant to Section 10.6 above.

12.12       Leases. Originals or certified copies of the Leases, which certification shall be made subject to all of the terms, conditions and limitations of Sections 8.2 and 8.3.

12.13       Closing Date Certificate. For purposes of determining whether the Representation Condition has been satisfied, Seller shall deliver to Purchaser at Closing a certificate (the “Closing Date Certificate”) certifying that all of the Seller Representations are true and correct, as of the Closing Date and in all material respects, except for changes and qualifications specified in such Closing Date Certificate, such that the Closing Date Certificate is true and accurate in all material respects. The representations, warranties and certifications contained in the Closing Date Certificate shall be made by Seller to the standard of knowledge, if any, contained herein for the applicable representations, warranties or certifications and subject to all of the terms, conditions and limitations contained in Sections 8.2 and 8.3 of this Agreement. Notwithstanding anything contained herein to the contrary, if, as of the Closing, the Representation Condition is not fulfilled for any reason or any Seller Representations are not true and correct for any reason not within the reasonable control of Seller, in any material respect, Purchaser may, in its sole discretion and as its sole remedy, hereunder, at law or in equity, elect either to (aa) terminate this Agreement by delivery of written notice to Seller not later than the Closing Date, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (bb) proceed to Closing and waive the failure of the Representation Condition.

13.           PURCHASER’S CLOSING DELIVERIES.

At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:

13.1         Closing Statement. Two (2) Closing Statements executed in counterpart by Purchaser.

13.2         Assignment of Leases. Two (2) Assignment of Leases executed in counterpart by Purchaser.

13.3         Assignment of Contracts. Two (2) Assignment of Contracts executed in counterpart by Purchaser.

14.           PRORATIONS AND ADJUSTMENTS.

Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date provided that no later than 11:00 a.m. Central Time on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 11:00 a.m. Central Time on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller’s failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:

14.1         Security Deposits. The amount of all cash security and any other cash tenant deposits held by Seller under the Leases, and interest due thereon, if any, shall be credited to Purchaser.

14.2         Utilities and Operating Expenses. To the extent not billed directly to tenants, or paid as part of Additional Rent (as hereinafter defined) or otherwise by tenants, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices. Any operating expenses that are not paid by the tenants as Additional Rent or otherwise shall be prorated between Purchaser and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.

14.3         Contracts. Amounts paid or payable under the Contracts shall be prorated.

14.4         Assessments. To the extent not paid by tenants as a component of Additional Rent or otherwise, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.

14.5         Base Rent. Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser or Seller from each tenant from and after Closing will be applied as follows:  (i) first, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”), (ii) second, to any accrued Rents owing to Purchaser, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Purchaser and due Seller will be promptly remitted to Seller. Any Rent collected by Seller and due Purchaser shall be promptly remitted to Purchaser. Purchaser shall use reasonable efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business; provided, however, that Seller hereby retains the right to pursue any tenant under the Leases for any Rent and other sums due Seller for period attributable to Seller’s ownership of the Property; and provided further, however, Seller (i) shall be required to notify Purchaser in writing of Seller’s intention to commence or pursue any legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. “Additional Rents” shall mean any and all amounts due from tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges. The provisions of this Section 14.5 shall survive the Closing and the delivery of any conveyance documentation.

14.6         Taxes. To the extent not paid by the tenant directly or payable by tenants as Additional Rent or otherwise, all ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be prorated as of the Closing Date, based on the most currently available final tax bill and on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed.

14.7         Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

14.8         Adjustments. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date. The provisions of this Section 14.7 shall survive Closing.

15.           CLOSING EXPENSES.

Seller shall only pay for: one-half any transfer taxes, one-half the cost of any escrows hereunder and the cost of the Title Policy (excluding any endorsements thereto or any “extended form coverage”). Purchaser shall pay for one half the costs of any escrow hereunder, the cost of any endorsements thereto and any “extended form coverage” to the Title Policy, any excise tax, the cost of the Updated Survey, the costs and expenses in connection with any loan to Purchaser with respect to the transaction contemplated hereby, one-half any transfer taxes and the cost of recording the Deeds.

16.           DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY.

If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

16.1         If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) is $100,000 or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller or (b) condemnation proceeds, and  (c) an amount equal to the uninsured portion of any casualty or condemnation up to an aggregate of (a), (b) and (c) of $100,000 and (d) in the case of either (a), (b) or (c), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

16.2         If the aggregate cost of repair and/or replacement is greater than $100,000, in the opinion of Purchaser’s and Seller’s respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within five (5) days after Purchaser is notified of such Damage or Eminent Domain, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

16.3         In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

17.           CONDITIONS PRECEDENT

17.1         Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)           Seller shall have delivered to Title Company all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement;

(b)           All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement);

(c)           Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing; and

(d)           Title Company shall be unconditionally committed to issue to Purchaser upon the Closing the Title Policy in the form of the pro-forma policy or title commitment in the form contemplated by Section 7.2.

17.2         Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)           Seller shall have received confirmation of the wiring of the Purchase Price, as adjusted as provided herein;

(b)           Purchaser shall have delivered to Title Company, all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 13 hereof;

(c)           All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement); and

(d)           Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

18.           DEFAULT.

18.1         The following shall constitute a “Default” of Purchaser hereunder:  (i) Purchaser defaults under any provision of this Agreement providing for the payment of money or obligation to proceed to Closing; (ii) Purchaser defaults under any other provision of this Agreement and such default is not cured for a period of three (3) business days after receipt of notice of such default.

18.2         The following shall constitute a Default of Seller hereunder:  (i) Seller defaults under any provision of this Agreement providing for the payment of money or obligation to proceed to Closing; (ii) Seller defaults under any other provision of this Agreement and such default is not cured for a period of three (3) business days after receipt of notice of such default.

18.3         Default by Seller. If Seller is in Default under any of the covenants and agreements of Seller hereunder, Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event (a) the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for all reasonable, third party costs and expenses paid or incurred by Purchaser to negotiate this Agreement and conduct its Basic Project Inspection promptly after the presentation of invoices thereof (the “Cost Payment”) up to a maximum aggregate amount not to exceed $25,000 and (b) upon Purchaser’s receipt of the Deposit and the Cost Payment, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) Purchaser may file an action for specific performance; provided, however, that if specific performance is not available as a result of Seller’s conveyance of the Property to a third party in breach of this Agreement, Purchaser may pursue an action for damages actually suffered by Purchaser up to an amount not to exceed $200,000. Purchaser shall have no other remedy for any Default by Seller. In the event of the failure of any condition precedent to Purchaser’s obligation to close expressly herein set forth, or in the event of the untruth or inaccuracy, in any material respect, of any Seller Representation as of the Contract Date (subject to the limitations contained in Sections 8.4 and 12.13), Purchaser’s sole remedy hereunder, at law or in equity except as hereinafter expressly provided, shall be to terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or such sooner date as may be herein specified), in which event the Deposit shall be returned to Purchaser, and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement. Notwithstanding the foregoing, in the event that, (A) as a result of the willful misconduct of Seller (or in the case of a breach of a Seller Representation, the deliberate and knowing misrepresentation by Seller of a Seller Representation) or an action of Seller taken with the express purpose of frustrating the purposes of this Agreement, (i) any Seller Representation is breached in any material respect; (ii) any condition precedent to Purchaser’s obligation fails, or (iii) Seller fails to perform any covenant or agreement hereunder in Default; and (B) Purchaser elects to terminate this Agreement, Seller shall reimburse Purchaser for all reasonable, third party costs or expenses paid or incurred by Purchaser to pursue the transactions contemplated hereby up to an amount not to exceed $200,000 promptly, and in any event within ten (10) days, after the presentation of invoices therefore. All of the foregoing shall be without limitation upon the rights and remedies of Purchaser hereunder, at law or in equity, in the event of a Default by Seller pursuant to Sections 19 or 22 or any covenant, agreement, indemnity, representation or warranty of Seller that survives the applicable Closing or the termination of this Agreement, subject to the limitations in Sections 8.2 and 8.3 and Sections 11.1, 11.2 and 11.3.

18.4         Default by Purchaser. In the event Purchaser Defaults in its obligations to close the purchase of the Property, or in the event Purchaser is otherwise in Default hereunder, then (i) Seller shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Seller. Seller shall have no other remedy for any Default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT:  (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. All of the foregoing shall be without limitation upon the rights and remedies of Seller hereunder, at law or in equity, in the event of a Default by Purchaser pursuant to Sections 6.1, 6.2, 6.3, 20 or 23 or any covenant, agreement, indemnity, representation or warranty of Purchaser that survives the Closing or the termination of this Agreement.

19.           SUCCESSORS AND ASSIGNS.

Neither party shall assign this Agreement without the prior written consent of the other, except that either party may assign its interest in and obligations under this Agreement to a so-called “Qualified Intermediary” in order to accomplish an Exchange. Notwithstanding the foregoing, Purchaser may assign, in whole or in part, all of its rights, title, liability, interest and obligation pursuant to this Agreement to an affiliate of Purchaser; provided that (i) no such assignment shall act to release Purchaser hereunder and (ii) Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and its assignee(s), which instrument shall be in form reasonably acceptable to Seller.

20.           LITIGATION.

In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 20 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

21.           NOTICES.

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:	First Industrial Development Services, Inc. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Steve Janowiak Facsimile: 312- 895-9479

With a copy to
its attorneys:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 W. Wacker Dr., Suite 2700 Chicago, Illinois 60606 Attn: Jeffrey S. Rinkov Facsimile: 312-984-3150

Purchaser::	Simpson Manufacturing Co., Inc. 5956 Las Positas Pleasanton, California 94588 Attention: Michael Herbert, Chief Financial Officer Fax: (925) 833-1496

with a copy to:	Alan J. Robin, Esq. Shartsis, Friese LLP One Maritime Plaza, 18th Floor San Francisco, California 94111 Fax 415-421 2922

Notices shall be deemed properly delivered and received:  (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile before 5:00 p.m. (Central Time) on a business day provided such facsimile is confirmed verbally. Notices may be delivered on behalf of the parties by their respective attorneys.

22.           BENEFIT.

This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

23.           BROKERAGE.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for CB Richard Ellis and Chas Hawkins Company (“Broker”). Seller shall pay the brokers’ commission due to Broker pursuant to the terms of a separate agreement between Seller and Broker. Seller hereby indemnifies, protects, defends and holds Purchaser and the Purchaser’s Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Purchaser and the Purchaser’s Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Seller and the Seller Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 22 shall survive any termination of this Agreement.

24.           SEC Filing.         Notwithstanding anything in this Agreement to the contrary, it is expressly agreed and understood that Purchaser shall have the right, in its sole and absolute discretion, to file this Agreement with the Securities and Exchange Commission, if Purchaser determines that such filing is necessary or advisable under the Securities Exchange Act of 1934, as amended (“SEC Filings”). Except as expressly permitted with respect to SEC Filings, prior to the Closing, any release to the public of confidential information with respect to the sale contemplated herein or any material terms set forth in this Agreement will be made only in the form approved by Purchaser and Seller.

25.           MISCELLANEOUS.

25.1         Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

25.2         Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday”

means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Tennessee for observance thereof.

25.3         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Tennessee, without reference to its rules regarding conflicts of laws.

25.4         Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

25.5         No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.

25.6         Counterparts; Facsimile. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed facsimile copy of this Agreement shall be effective as an original.

25.7         Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

25.8         No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement signed by Purchaser and Seller in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

25.9         Survival. Only those covenants, agreements, undertakings and representations and warranties of Seller and Purchaser that expressly survive Closing pursuant to the terms of the Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth and all of the other covenants, agreements, undertakings and representations and warranties of Seller and Purchaser contained herein shall not survive Closing and shall merge into the conveyance documentation delivered at Closing.

26.           BOARD APPROVAL. The transactions contemplated hereby are subject to the approval of the investment committee (the “Board”) of Seller on or prior to 30 days after the Contract Date (the “Internal Approval Date”). If the Board fails to approve the transactions contemplated hereby for any reason or no reason, Seller shall have the right to terminate this Agreement by delivery of written notice to Purchaser on or prior to the Internal Approval Date, whereupon (i) this Agreement shall terminate and the Deposit shall be returned to Purchaser by the Title Company (or the Seller to the extend previously released to Seller); and (ii) neither party shall have any further liabilities hereunder except those liabilities that expressly survive a termination of this Agreement. It is acknowledged by Purchaser that the Board may elect not to approve this transaction in its sole discretion for any reason, including, but not limited to, a determination by the Board to sell the Property to a third party. Seller will notify Purchaser immediately in the event the Board disapproves the transactions contemplated herein.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC.,
a Maryland corporation, its sole member

By:	/s/ DONALD STOFFLE

Name:	Donald Stoffle

Its:	Authorized Signatory

PURCHASER:

SIMPSON MANUFACTURING CO. Inc.,
a Delaware corporation

By:	/s/ MICHAEL J. HERBERT

Name:	Michael J. Herbert

Its:	Chief Financial Officer

SCHEDULE OF EXHIBITS

A  Legal Description of the Land

B   Earnest Money Escrow Instructions

C   Documents

D  Estoppel Certificate

E   Assignment and Assumption of Leases

F   Assignment and Assumption of Intangibles

G   INTENTIONALLY OMITTED

H  Deed

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

SURVEYOR’S DESCRIPTION
OF
BOSCH PROPERTY

Three tracts of land located in the Third Civil District of Sumner County, Tennessee on Belvedere Drive at the CSX Railroad, said tracts being the same property described in Schedule A of Chicago Title Insurance Company Commitment No. 300589 and being more particularly described as follows:

TRACT ONE

Beginning in the easterly right-of-way of Belvedere Drive northeasterly 500.1 6 feet from an iron rod at the intersection of the easterly right-of-way of Belvedere Drive and the northerly right-of-way of CSX Railroad:

Thence with said right-of-way of Belvedere Drive as follows:

Northeasterly with a curve to the right 80.64 feet to an iron rod, said curve having a radius of 666.20 feet, a central angle of 06° 56’ 08” and a chord of 80.59 feet at North 21° 59’ 56” East;
North 25° 28’ 00” East, 115.19 feet to an iron rod;
Northeasterly with a curve to the left 437.58 feet to an iron rod, said curve having a radius of 1,176.15 feet, a central angle of 21° 19’ 00” and a chord of 435.06 feet at North 14° 48’ 30” East;
North 04° 09’ 00” East, 443.1 9 feet;

Thence South 85° 10’ 00” East, 1,000.07 feet to the westerly boundary of Green & Little L.L.C. property of record in Deed Book 765, Page 768, R.O.S.C.

Thence with said Green & Little boundary South 04° 09’ 00” West, 504.31 feet to an iron rod in the northerly right-of-way of CSX Railroad;

Thence with said right-of-way Southwesterly with a curve to the left 879.65 feet, said curve having a radius of 2,657.39 feet, a central angle of 18° 57’ 58” and a chord of 875.64 feet at South 57° 41’ 28” West.

Thence North 88° 12’ 06” West, 443.15 feet to the beginning;

Containing 19.746 acres, more or less, and being property conveyed to Bosch Braking Systems Corporation by deed from Allied-Signal, Inc., of record in Book 581, Page 726, R.O.S.C.

The above described property is subject to the following:

1.                 Charter right-of-way for CSX Railroad 100 feet from center of tracks.

2.                 Subject tract fence encroaches onto Green & Little L.L.C. property.

TRACT TWO

Beginning in the easterly right-of-way of Belvedere Drive northeasterly 1,576.76 feet from an iron rod at the intersection of the easterly right-of-way of Belvedere Drive and the northerly right-of-way of CSX Railroad;

Thence with said right-of-way of Belvedere Drive North 04° 09’ 00” East, 401.72 feet to the southwesterly corner of Green & Little Development Company property of record in Deed Book 519, Page 819, R.O.S.C.;

Thence South 85° 51’ 00” East, 1,000.00 feet to an iron rod at an interior corner of Green & Little L.L.C. property of record in Deed Book 765, Page 768, R.O.S.C.

Thence with said Green & Little L.L.C. boundary South 04° 09’ 00” West, 413.65 feet;

Thence North 85° 10’ 00” West, 1,000.07 feet to the beginning;

A-1

Containing 9.359 acres, more or less, and being property conveyed to Bosch Braking Systems Corporation by deed from Allied-Signal. Inc., of record in Book 581, Page 726. R.O.S.C.

The above described property is subject to the following:

1.                 Subject tract fence encroaches onto Green & Little L.L.C. property.

2.                 Not to be used as a separate building tract without the approval of the City of Gallatin, Tennessee.

TRACT THREE

Beginning at an iron rod at the intersection of the easterly right-of-way of Belvedere Drive and the northerly right-of-way of CSX Railroad;

Thence with said right-of-way of Belvedere Drive northwesterly with a curve to the right 500.16 feet, said curve having a radius of 666.20 feet, a central angle of 43” 00’ 56” and a chord of 488.49 feet at North 02” 58 36 West;

Thence South 88” 12’ 06” East, 443.1 5 feet to the northerly right-of-way of CSX Railroad;

Thence with said right-of-way Southwesterly with a curve to the left 633.14 feet to the beginning., said curve having a radius of 2,657.39 feet, a central angle of 13” 39’ 04” and a chord of 631.64 feet at South 37” 58’ 11” West.

Containing 2.643 acres, more or less, and being property conveyed to Bosch Braking Systems Corporation by deed from Allied-Signal, Inc., of record in Book 581, Page 726, R.O.S.C.

The above described property is subject to the following:

1.                 Charter right-of-way for CSX Railroad 100 feet from center of tracks.

2.                 Not to be used as a separate building tract without the approval of the City of Gallatin, Tennessee.

A-2

EXHIBIT B

EARNEST MONEY ESCROW INSTRUCTIONS

These Earnest Money Escrow Instructions (“Instructions”) are entered into as of this _______ day of February, 2006 by and among FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC. (“Seller”), SIMPSON MANUFACTURING COMPANY, a _______________________ (“Purchaser”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrowee”).

WHEREAS, Purchaser and Seller entered into an Agreement of Purchase and Sale, dated as of the date hereof, (the “Agreement”), for the purchase and sale of the Property (as defined in the Agreement); and

WHEREAS, the parties desire to enter into escrow instructions with Escrowee pursuant to which Purchaser shall deposit earnest money, as required under the Agreement (the “Escrow”).

NOW THEREFORE, in consideration of the mutual covenants contained in these Instructions, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Deposit.

1.1           Earnest Money. Pursuant to the terms and provisions of the Agreement, Purchaser has deposited (or shall deposit) with Escrowee initial earnest money in the sum of One Hundred  Thousand and No/100 Dollars ($100,000.00) (the “Initial Earnest Money”) and, as an additional deposit in the sum of One Hundred Thousand and No/100 Dollars (the “Additional Earnest Money, together the Initial Earnest Money and any interest earned thereon, the “Earnest Money”).

1.2           Investment of Earnest Money. Escrowee shall invest the Earnest Money in interest-bearing securities, bank deposits and/or so-called “money market funds” established and managed by nationally recognized firms, as selected by Purchaser.

2.             Application of Earnest Money at Closing and Upon Termination of Agreement.

2.1           At Closing. At Closing (as defined in the Agreement), the Earnest Money shall be delivered by Escrowee to Seller and credited against the payment of the Purchase Price whereupon the Escrow shall terminate.

2.2           Upon Termination of the Agreement. Except as otherwise provided in Section 3 below, in the event of any termination of the Agreement, the Earnest Money shall be distributed by Escrowee only pursuant to the joint written direction of Purchaser and Seller.

3.             Default.

3.1           Purchaser’s Default. In the event that Purchaser breaches or defaults under the obligations imposed on it under the Agreement, and Seller desires to obtain the Earnest Money from Escrowee (pursuant to the terms of the Agreement), Seller shall be required to present to Escrowee:  Seller’s affidavit of default (the “Default Affidavit”), executed under penalty of perjury by an authorized representative of Seller, certifying to Purchaser and Escrowee that Purchaser is in default under the Agreement and, therefore, Seller is entitled to the Earnest Money proceeds. Upon receipt of the Default Affidavit from Seller, Escrowee shall (i) deliver a copy of the Default Affidavit to Purchaser, in the manner as provided in Section 5 below and (ii) if, within five (5) business days after the date on which the Default Affidavit is deemed to be delivered to Purchaser (pursuant to Section 5 below), Escrowee has not received from Purchaser a notice (“Objection Notice”) objecting to Escrowee’s compliance with the Default Affidavit, Escrowee shall deliver the Earnest Money.

3.2           Seller’s Default. In the event that Seller breaches or defaults under the obligations imposed on it under the Agreement, and Purchaser desires the return of the Earnest Money from Escrowee (pursuant to the terms of the Agreement), Purchaser shall be required to present to Escrowee:  its own Default Affidavit executed under penalty of perjury by an authorized representative of Purchaser certifying to Seller and Escrowee that Seller is in default under the Agreement and, therefore, Purchaser is entitled to return of the Earnest Money proceeds. Upon receipt of the Default Affidavit from Purchaser, Escrowee shall (i) deliver a copy of the Default Affidavit to Seller as provided in Section 5 below, and (ii) if, within five (5) business days after the date on which the Default Affidavit is deemed to be delivered to Seller (pursuant to Section 5 below), Escrowee has not received from Seller an Objection Notice, objecting to Escrowee’s compliance with the Default Affidavit, Escrowee shall deliver the Earnest Money to Purchaser.

4.             Objection Notices. If Escrowee receives an Objection Notice from either Seller or Purchaser within the time period set forth in Section 3 above, then Escrowee shall refuse to comply with the Default Affidavit then in question (“Objectionable Default Affidavit”) until Escrowee receives (a) joint written instructions executed by both Purchaser and Seller, or (b) a final non-appealable order with respect to the disposition of the Earnest Money from a federal or state court of competent jurisdiction (“Court Order”), in either of which events Escrowee shall then disburse the Earnest Money in accordance with such direction or Court Order, as the case may be. Notwithstanding the immediately preceding sentence, if the party that delivers the Objection Notice does not (i) commence litigation with respect to the Earnest Money by filing a complaint or action for a declaratory judgment in an appropriate court of competent jurisdiction (“Litigation”), and (ii) provide notice and a file-stamped copy of such complaint or action for declaratory judgment to Escrowee and the other party to these Instructions within thirty (30) days after delivery of the then-applicable Objection Notice, then Escrowee shall disburse the Earnest Money in accordance with the Objectionable Default Affidavit.

Notwithstanding anything to the contrary in the Agreement or these Instructions, Seller and Purchaser hereby agree that in the event that (A) either or both of them delivers a Default Affidavit pursuant to Section 3; (B) the recipient of a Default Affidavit delivers an Objection Notice in response thereto; (C) the party delivering an Objection Notice commences Litigation; (D) the Litigation is ultimately resolved by the issuance of a Court Order; and (E) the Court Order authorizes the disbursement of the Earnest Money to the party that delivered the Default Affidavit that gave rise to the Objection Notice and ensuing Litigation (the “Initiating Party”), then the party that delivered such Objection Notice shall be required to pay to the Initiating Party interest on the Earnest Money, from the date on which the Initiating Party delivered its Default Affidavit through the date on which the Escrowee disburses the Earnest Money to the Initiating Party, which interest shall be at the per annum rate of five percent (5.0%) in excess of the per annum rate publicly announced, from time to time, by Chase Bank (or its successor) as its “prime” or “base” or “reference” rate of interest.

5.             Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the parties hereto as follows:

Seller:	First Industrial Development Services, Inc. 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Steve Janowiak Facsimile: 312- 895-9479

With a copy to
its attorneys:	Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 W. Wacker Dr., Suite 2700 Chicago, Illinois 60606 Attn: Jeffrey S. Rinkov Facsimile: 312-984-3150

Purchaser:	Simpson Manufacturing Co., Inc. 5956 Las Positas Pleasanton, California 94588 Attention: Michael Herbert, Chief Financial Officer Fax: (925) 833-1496

with a copy to:	Alan J. Robin, Esq. Shartsis, Friese LLP One Maritime Plaza, 18th Floor San Francisco, California 94111 Fax 415-421 2922

Escrowee:	First American Title Company 30 North LaSalle, Suite 310 Chicago, Illinois 60603 Attn: Dick Seidel Facsimile: (312) 553-0480

Notices shall be deemed properly delivered and received when and if either (i) the same day when personally delivered prior to 5:00 p.m. (Chicago time); or (ii) one (1) business day after deposits with Federal Express or other overnight courier; or (iii) the same day when sent by confirmed facsimile at or prior to 5:00 p.m. (Chicago time) on a business day.

6.             Escrowee Obligations. The parties agree that, except as otherwise expressly provided in Section 4, the actions of, and the relationship between, Purchaser and Seller shall be governed by the terms of the Agreement. In all events and under all circumstances (except as otherwise expressly provided in Section 4), the ultimate rights and obligations of Seller and Purchaser shall be strictly governed and controlled by the terms and provisions of the Agreement, rather than these Instructions. In the event of any conflict between the terms and provisions of the Agreement and these Instructions, the terms and provisions of the Agreement shall control in all events and circumstances except as otherwise expressly provided in Section 4. Notwithstanding the existence of the Agreement or any references herein to the Agreement, the parties agree that Escrowee (but not Seller and Purchaser) shall be governed solely by the terms and provisions of these Instructions. The parties furthermore agree that, except as otherwise specifically provided in Section 4 above, Escrowee is hereby expressly authorized to regard, comply with, and obey any and all orders, judgments or decrees entered or issued by any court, and, in case Escrowee obeys and complies with any such order, judgment or decree of any court, it shall not be liable to either of the parties hereto or to any other person, firm or corporation by reason of such compliance.

7.             Litigation. In the event of litigation between the parties with respect to these Instructions, the performance of their respective obligations hereunder, or the effect of a termination under the Agreement or these Instructions, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, court costs and reasonable fees of counsel selected by the prevailing party. Notwithstanding any provision of the Agreement or these Instructions to the contrary, the obligations of the parties under this Section 7 shall survive a termination of either or both of the Agreement and these Instructions.

8.             Time of the Essence. Time is of the essence of these Instructions. If any date herein set forth for the performance of any obligations by Seller, Escrowee or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.

9.             Counterparts. These Instructions may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

SELLER:

FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC.,
a Maryland corporation

By:

Name:

Its:

PURCHASER:

SIMPSON MANUFACTURING CO. INC.,
a Delaware corporation

By:

Name:

Its:

ACCEPTED BY ESCROWEE:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Name:

Its:

EXHIBIT C

DOCUMENTS

Each to the extent in the Seller’s possession or reasonable control, except for item (e) below which shall be delivered only to the extent in Seller’s actual possession:

(a)           Leases. Copies of all Existing Leases and copies of any agreements with respect to any commissions due or to become due from Seller in connection with any such Existing Leases.

(b)           Books and Records. Copies of the income and expense statements (including tenant rents and CAM recoveries and reconciliations and expense reports) for the Property prepared by Seller in the ordinary course of Seller’s business for the last three (3) full years or any shorter period of Seller’s ownership of the Property (the “Operating Statements”), including the Operating Statement to the extent prepared for the current year to date.

(c)           Approvals. Copies of all, if any, of the following:  any licenses and permits for the Property; copies of any plans and specifications for the Improvements and a copy of all Certificates of Occupancy.

(d)           Existing Title Policy and Survey. A copy of the most recent owner’s title insurance policy issued to Seller for the Land and the Improvements, and a copy of the Survey.

(e)           Environmental Reports. Copies of existing third party environmental reports prepared on behalf of Seller.

(f)            Tax Bills. Copies of all property tax assessments and bills for the last (2) years or such shorter period of time which Seller has owned the Property.

C-1

ESTOPPEL CERTIFICATE

To:                              Simpson Manufacturing Co., Inc., its successor and assigns; First Industrial Realty Trust, Inc.; ____________________________; its successors and assigns; [Title Company]

(Lease to be Attached)

ESTOPPEL CERTIFICATE

The undersigned, ______________________________________ (“Tenant”), hereby certifies that:

1.             Tenant is party to that certain lease agreement (“Lease”), dated as of the ____________ day of ________________, 20___, by and between the undersigned, as tenant (“Tenant”), and ________________________________________________ as landlord (“Landlord”), covering certain [insert type of property] space (“Premises”) in the building located at _____________________ (“Building”). The net rentable square footage of the Premises is ________________________.

2.             The Lease is valid and in full force and effect on the date hereof. The term of the Lease commenced on ____________, 20___, and the termination date of the present term of the Lease, excluding renewals, is __________________, 20___.

3.             There are no other agreements between Landlord and Tenant with respect to the Premises.

4.             There are no uncured defaults on the part of Tenant or on the part of Landlord under the Lease, and, to Tenant’s actual knowledge, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, will constitute a default under the Lease.

5.             Fixed or base rent payable by Tenant presently is $______________ per month and no such rent has been paid more than 30 days in advance of its due date. Tenant’s security deposit is $_______________.

6.             Tenant’s Share of the Building is _______. Additional rent (including Tenant’s share of tax increases and cost of living increases) payable by Tenant presently is $______________ per month and no such rent has been paid more than 30 days in advance of its due date.

7.             Tenant claims no present charge, lien or claim of offset under the Lease or otherwise, against rents or other charges due or to become due thereunder.

D-1

8.             Tenant has accepted possession of the Premises and any improvements required by the terms of the Lease to be made by the lessor thereunder have been completed to the satisfaction of Tenant.

9.             The address for notices to be sent to Tenant is as set forth in the Lease.

10.           This Estoppel Certificate may be relied upon by any prospective purchaser or encumbrance of the Building.

11.           Tenant has no right of first refusal, option or other right to purchase the Premises or the Building, nor does Tenant have any right to unilaterally cancel the Lease, except as set forth in Section ____ of the Lease.

12.           Tenant has no renewal options or expansion options, except as expressly provide in Section _____ of the Lease.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Estoppel Certificate on the ___________ day of ______________, 20___.

_______________________________

(Tenant)

By:

Title:

D-2

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND SECURITY DEPOSITS (the “Assignment”) is made and entered into this ____ day of __________, 20__ by and between                                                                                                    (“Assignor”), and                                                                                                 (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and Assignee entered into that certain Agreement of Purchase and Sale, dated _______________, 20___, and as amended from time to time (as amended, the “Agreement”), for the purchase and sale of the building commonly known by the street address                                                                                                                                 (the “Premises”); and

WHEREAS, in connection with the consummation of the transaction contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals. The foregoing recitals are hereby incorporated in the body of this Assignment as if fully rewritten and restated herein.

2.             Assignment of Leases. Assignor hereby sells, transfers and assigns to Assignee all of its right, title and interest in and to those certain leases presently existing and described in Exhibit A attached hereto (collectively, the “Leases”) and any and all guaranties made in connection with the Leases, subject, however, to the terms, covenants and conditions of the Leases and this Assignment. Notwithstanding the foregoing, however, Assignor nevertheless retains, on a nonexclusive basis, the benefit and protection of any indemnity(ies) provided by the tenants under the Leases for the benefit of the landlord.

3.             Assignment of Security Deposits. Assignor hereby sells, transfers and assigns to Assignee all of its right, title and interest in and to those security deposits required to be held by Seller pursuant to the Leases, and identified on Exhibit B attached hereto and made a part hereof (collectively, the “Security Deposits”).

4.             Assumption of Obligations. Assignee hereby accepts the assignment of the Leases, the rents due thereunder and the Security Deposits subject to the terms and conditions hereof, and from and after the date hereof, Assignee hereby assumes and shall be responsible for and shall perform all of those obligations imposed on the lessor or landlord under the Leases, which obligations first accrue after the date hereof (the “Closing”).

5.             Assignee’s Indemnification. Assignee hereby indemnifies, protects, defends and holds Assignor, Assignor’s _____________, the partners, officers, directors and shareholders of Assignor’s ___________, and their respective successors, and assigns, harmless from any and all claims, damages, losses, suits, proceedings, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), both known or unknown, present and future, at law or in equity, arising out of, by virtue of or in any way related to the breach by Assignee of (or Assignee’s failure to timely perform) any or all of the obligations imposed on the lessor or the landlord under the Leases, which obligations accrue from and after the date of the Closing.

6.             Assignor’s Indemnification. Assignor hereby indemnifies, protects, defends and holds Assignee, Assignee’s ___________, the partners, officers, directors and shareholders of Assignee’s _____________ and all of their respective successors and assigns harmless from any and all Losses, both known and unknown, present and future, at law or in equity and arising out of, by virtue of, or related in any way to, the breach by Assignor of (or Assignor’s failure to timely perform) any or all of the obligations imposed on the lessor or the landlord under the Leases, which obligations accrue on or prior to the date of the Closing.

7.             Counterparts. This Assignment may be executed in one or more identical counterparts, all of which, when taken together shall constitute one and the same instrument.

8.             Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Tennessee.

9.             Attorney’s Fees  In the event of any action or proceeding between Assignor and Assignee to enforce any provision of this Assignment, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought.

10.           Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

By:

Name:

Its:

ASSIGNEE:

By:

Name:

Its:

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF INTANGIBLES (the “Assignment”) is made and entered into this ____ day of ___________, 20__, by and between                                                                                                             (“Assignor”), and                                                                                                                                (“Assignee”).

R E C I T A L S:

WHEREAS, Assignor and Assignee entered into that certain Agreement of Purchase and Sale, dated _________________, 20___, and as amended from time to time (as amended, the “Agreement”), for the purchase and sale of                                                                                                     (the “Premises”); and

WHEREAS, in connection with the consummation of the transactions contemplated under the Agreement, Assignor and Assignee desire to execute this Assignment.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals; Defined Terms. The foregoing recitals are hereby incorporated into this Agreement as if fully rewritten and restated in the body of this Assignment. Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Agreement.

2.             Assignment of Intangibles. Assignor hereby quitclaims unto Assignee, without recourse, representation or warranty of any kind whatsoever, all of Assignor’s right, title and interest (if any) in and to all, if any, Intangibles relating to the Premises. Such Intangibles are quitclaimed by Assignor to Assignee on an “AS-IS,” “WHERE-IS,” “WITH ALL FAULTS” basis, and without any warranties, representations or guaranties, either express or implied, of any kind, nature or type whatsoever, except the foregoing shall be without limitation upon any representations and warranties expressly contained in the Agreement.

3.             Assumption of Obligations. Assignee hereby accepts the assignment of the Intangibles subject to the terms and conditions hereof, and from and after the date hereof.

4.             Counterparts. This Assignment may be executed in one or more multiple counterparts, all of which, when taken together shall constitute one and the same instrument.

5.             Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Tennessee

6.             In the event of any action or proceeding between Assignor and Assignee to enforce any provision of this Assignment, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought.

7.             Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or enforceability of any one provision shall not affect the validity or enforceability of any other provision hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date first above written.

ASSIGNOR:

By:

Name:

Its:

ASSIGNEE:

By:

Name:

Its:

EXHIBIT G

INTENTIONALLY OMITTED

G-1

EXHIBIT H

DEED

This instrument prepared by:
Jeffrey S. Rinkov, Esq.
Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606

SPECIAL

WARRANTY DEED

ADDRESS NEW OWNER(s) AS FOLLOWS:	SEND TAX BILLS TO:	MAP PARCEL NUMBERS
Map _____ Parcel _____

FOR AND IN CONSIDERATION of the sum of Ten dollars and no/100 ($10.00), cash in hand paid by the Grantee and other good and valuable considerations accepted as cash, the receipt and sufficiency of which is hereby acknowledged, First Industrial Development Services, Inc., a Maryland corporation, as Grantor, has this day bargained and sold, and does hereby transfer and convey unto ________________________________,, the Grantee herein, its successors, heirs, and assigns, certain real estate in _____________ County, Tennessee as described on Exhibit A attached hereto and made a part hereof.

STATE OF ___________________
COUNTY OF _________________

I, the undersigned, hereby affirm that to the best of my knowledge, information and belief, the actual consideration for this transfer or value of the property transferred, whichever is greater, is $_________________, which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

Subscribed and sworn to before me this the _____ day of ____________, 200_

                                                                                                Affiant

My commission expires:  _____________________
                                                (Affix Seal)                            Notary Public

This is unimproved (  ) improved (X ) property, known as ________________,__________________, Tennessee.

TO HAVE AND TO HOLD said real estate, with the appurtenance, estate, title and interest thereto belonging, to the Grantee, its successors, heirs and assigns forever we covenant that we are lawfully seized and possessed of said real estate in fee simple, have a good right to convey it, and that the same is unencumbered, except for those encumbrances set forth on Exhibit B attached hereto.

We further covenant and bind ourselves, our heirs and representatives, to warrant and forever defend the title to said real estate to said Grantee, its successors, heirs and assigns, against the lawful claims of all persons, claiming by, through or under the Grantor.

Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders.

[Signature Page Follows]

Signature Page

FIRST INDUSTRIAL DEVELOPMENT SERVICES, INC., a Maryland corporation

By:
Its:

STATE OF

COUNTY OF

Before me, the undersigned Notary Public in and for the State and County aforesaid, personally appeared _____________________________________, with whom I am personally acquainted, or proved to me on the basis of satisfactory evidence, and who, upon his/her oath, acknowledged himself/herself to be the ___________________ of First Industrial Development Services, Inc., a Maryland corporation, the within named grantor, and that he/she, as such manager, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as such manager as his/her free act and deed.

Witness my hand and official seal, at office in                                                                                               , this                        day of _______________, 200_.

Notary Public

My Commission Expires:

(Seal)

Return to:

EXHIBIT A

EXHIBIT B

Permitted Exceptions